UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 9, 2017

Internap Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-31989 (Commission File Number)	91-2145721 (IRS Employer Identification Number

One Ravinia Drive, Suite 1300, Atlanta, Georgia (Address of Principal Executive Offices)	30346 (Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 8.01	Other Events

Appointment of General Manager and Senior Vice President of Colocation, Network and Managed Services Business Unit

       Internap Corporation (“the Company”) announced the appointment of Corey J. Needles as General Manager and Senior Vice President of the Colocation, Network and Managed Services Business Unit of the Company, effective January 23, 2017.  Mr. Needles, age 44, has over 20 years of experience in data center operations, operations expansion, enterprise infrastructure optimization and global team leadership. Most recently, he was the Senior Vice President of Operations, Engineering and Construction at zColo, a division of Zayo Group in Denver, Colorado. Prior to zColo, Mr. Needles served in various management positions at Latysis. From 2008 to 2014, he served as General Manager and then as Senior Vice President where he was responsible for providing overall vision, strategic direction and tactical implementation for enterprise-level hybrid IaaS, cloud-based solutions, and global data center operations.  Mr. Needles managed a global team of 190 professionals in 47 markets. From 2003 to 2008, Mr. Needles was Director of Network and Data Center Operations for Data393 in Englewood, Colorado.  His experience included engineering the physical and logistical data center and NOC layout as well as network and data center operations.  He was a Lead Operations Supervisor at Gambro Healthcare in Lakewood, Colorado from 2002 to 2003 where he led operations, network and systems management teams in all aspects of NOC operations.  Mr. Needles has held other technology positions including Network Engineer, Systems Engineer, Systems Administrator and Hardware Services Lead for technology companies.  Mr. Needles earned his Bachelors of Science in Information Systems from Colorado State University and an Associate of Applied Science in Multimedia Technology from Platt College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP CORPORATION

Date: January 9, 2017	By:	/s/ Peter D. Aquino
Peter D. Aquino
Chief Executive Officer